FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 23, 2010
Date of Report (Date of earliest event reported)

ILX Resorts Incorporated
Exact name of Registrant as specified in its charter

ARIZONA
(State or other jurisdiction of incorporation)

001-13855	86-0564171
(Commission File Number)	(I.R.S. Employer Identification No.)

2111 E. Highland Avenue, Suite 200, Phoenix, AZ 85016
(Address of principal executive offices)

Registrant's telephone number, including area code 602-957-2777

Item 1.03 Bankruptcy or Receivership

As previously reported, the Company and certain of its subsidiaries and limited liability companies (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in March 2009. This Current Report on Form 8-K is being furnished to disclose that on July 23, 2010, the United States Bankruptcy Court for the District of Arizona confirmed the First Amended Joint Plan of Reorganization by Textron Financial Corporation (“TFC”) and Debtors (“Joint Plan”) and approved the related Sale Order.

The Joint Plan includes a sale of substantially all assets to ILX Acquisition, Inc.  The sale includes an assumption of approximately $23.8 million in indebtedness to, and the liens of TFC and a payment of approximately $5.9 million in cash.  This cash together with cash on hand of the Debtors will be used to pay allowed administrative claims and allowed priority claims in full and to provide payment in full to allowed secured claims on the sold assets, except for that of TFC.  There will be assets, including remaining cash of the Debtors after the satisfaction of other expenses, which will not be sold that will either be returned to the secured claim holder in exchange for the indebtedness or will be transferred and conveyed to a liquidating trust for disposition and collection for the benefit of allowed unsecured claims.  In addition, certain assets which are the subject of TFC’s security interests will be conveyed to a stock pool for the benefit of holders of ILX Resorts Incorporated preferred and common stock.  There are currently 117,722 preferred shares issued and outstanding and 3,631,877 common shares outstanding.  As of June 30, 2010 the Company has total assets of approximately $72.7 million and total liabilities of approximately $45.0 million.  The confirmed Joint Plan is attached hereto as Exhibit 99.1.   Exhibit 99.1 is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(c)	Exhibits

Exhibit 99.1, First Amended Joint Plan of Reorganization by Textron Financial Corporation and Debtors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ILX Resorts Incorporated

Date: July27, 2010	/s/ Nancy J. Stone
Nancy J. Stone President